PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration Number 333-284029

3,000,000 Common Shares

This prospectus relates to the offer and resale by the selling shareholder identified herein, or the Selling Shareholder, or any of its pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of up to 3,000,000 of our common shares, no par value per share, or the common shares. The common shares to which this prospectus relates consists of up to 3,000,000 common shares that we may sell to the Selling Shareholder, from time to time after the date of this prospectus, in our sole and absolute discretion, pursuant to the Standby Equity Purchase Agreement, dated December 13, 2024, or the SEPA.

The Selling Shareholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. The registration of the common shares hereunder does not mean that the Selling Shareholder will actually purchase, or that the Company will actually issue and sell, all or any of the 3,000,000 common shares being registered pursuant to the registration statement on Form S-1 under the Securities Act to which this prospectus relates.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of common shares by the Selling Shareholder. However, we may receive up to $10,000,000 in aggregate gross proceeds from sales of common shares to the Selling Shareholder that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We will bear all fees and expenses incident to our obligation to register the common shares covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common shares offered hereby will be borne by the Selling Shareholder. The Selling Shareholder and any of its permitted transferees may offer and sell the common shares covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 20 for additional information.

Unless the context indicates otherwise, as used in this registration statement, the terms “we,” “us,” “our,” “InMed,” “the Company” or similar terms refer to “InMed Pharmaceuticals Inc.,” together with our wholly owned subsidiaries.

Our common shares are listed on the Nasdaq Capital Market under the symbol “INM”. On December 20, 2024, the last reported sale price of our common shares on the Nasdaq Capital Market was $4.40 per share (rounded to the nearest hundredths place).

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully read the section entitled “Risk Factors” on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, including the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus, any amendments or supplements, and the documents incorporated or deemed incorporated by reference herein and therein, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2025

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ABOUT THIS PROSPECTUS AND EXCHANGE RATES

You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any applicable prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Shareholder have authorized anyone to provide you with additional information or information that is different. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information appearing in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common shares offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained the industry, market and competitive position data in this prospectus and the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” beginning on page 7 in this prospectus and under similar headings in the documents incorporated by reference into this prospectus, that could cause results to differ materially from those expressed or implied in these publications and reports.

For investors outside the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in a jurisdiction outside the United States must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus contains references to our trademark and to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

Unless otherwise indicated, references in this prospectus to “$” or “United States dollars” are to United States dollars. Canadian dollars are referred as “Canadian dollars” or “C$”.

The high, low, average and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended June 30
	2024		2023		2022
High for period	C$	1.3875	C$	1.3856	C$	1.3039
Average for the period	C$	1.3551	C$	1.3397	C$	1.2659
Low for period	C$	1.3128	C$	1.2753	C$	1.2329
Rate at end of period	C$	1.3687	C$	1.3240	C$	1.2886

On December 20, 2024, the Bank of Canada daily rate of exchange was $1.00 = C$1.4365 or C$1.00 = $0.6961.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, this entire prospectus and the information incorporated herein by reference to our other filings with the Securities and Exchange Commission, or the SEC. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described herein or incorporated by reference herein, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our securities. If any of the risks described herein or incorporated by reference herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “InMed,” “the Company” or similar terms refer to “InMed Pharmaceuticals Inc.,” together with our wholly owned subsidiaries.

Company Overview

We are a clinical stage pharmaceutical company developing a pipeline of proprietary small molecule drug candidates that are preferential signaling ligands of the endogenous cannabinoid 1, or CB1, and cannabinoid 2, or CB2, receptors as well as other receptor targets linked to human diseases. CB1 and CB2 receptors are each part of the endocannabinoid system that is found throughout the human body and is responsible for many homeostatic functions. CB1 receptors are primarily located in the brain and central nervous system, while CB2 receptors are involved in modulating neuroinflammation and immune responses. Our research efforts target the treatment of diseases with high unmet medical needs. Together with our wholly owned subsidiary, BayMedica, we also have garnered significant know-how in developing proprietary manufacturing approaches to produce and sell bulk rare cannabinoids as ingredients for various market sectors, or Products.

InMed has sought to focus on the research and development of preferential signaling ligands of CB1 and CB2 and has produced a library of novel, proprietary drug candidates, or Product Candidates. These Product Candidates are patentable NCEs for pharmaceutical drug development, aimed at targeting diverse clinical indications. Our current pharmaceutical pipeline consists of three programs, with drug candidates targeting Alzheimer’s disease, dry age-related macular degeneration, or AMD, and Epidermolysis Bullosa, or EB.

InMed’s INM-901 is a proprietary small molecule, disease modifying drug candidate that is being developed as a potential treatment for Alzheimer’s disease. INM-901 has multiple potential mechanisms of action as a preferential signaling agonist for both CB1 and CB2 receptors, as well as impacting the PPAR signaling pathway. Combined, these mechanisms of action may offer a unique treatment approach targeting several biological pathways associated with Alzheimer’s disease.

Outcome from our ocular research, based on the proprietary small molecule INM-089, indicates potentially promising neuroprotective effects in the back of the eye, which may lead to the preservation of the retinal function. Neuroprotection in dry Aged-related Macular Degeneration, or dry AMD, remains an unmet medical need and a new treatment option may help solve this multifactorial disease.

InMed has completed a Phase 2 clinical trial of INM-755 (cannabinol) cream studying its safety and efficacy in treating symptoms related to EB. Results from the Phase 2 clinical trial conducted during 2022 and 2023 showed a positive indication of enhanced anti-itch activity for INM-755 (cannabinol) cream versus the control cream alone in an exploratory clinical evaluation. The Company is also pursuing strategic partnership opportunities for INM-755 in EB and other itch-related skin conditions.

Together with our wholly owned subsidiary BayMedica, our manufacturing capabilities include traditional approaches such as chemical synthesis and biosynthesis, as well as a proprietary, integrated manufacturing approach called IntegraSyn. With several manufacturing approaches, InMed has sought to maintain enhanced flexibility to select the most cost-effective method to deliver high quality, high-purity Products and Product Candidates fit for their intended use. BayMedica’s commercial business specializes in the business-to-business commercialization of bulk rare, non-intoxicating cannabinoids as raw materials for the ‘health and wellness’ sector that are bioidentical to those found in nature.

We have incurred significant operating losses since our inception, and we expect to continue to incur significant operating losses for the foreseeable future. Our ability to generate product revenue that is sufficient to achieve profitability will depend heavily on the revenues generated from our products in the health and wellness sector, on the successful development and eventual commercialization of one or more of our Product Candidates and/or the success of our manufacturing technologies. Our net loss was $7.7 million and $7.9 million for the years ended June 30, 2024 and 2023, respectively. In addition, we have an accumulated deficit of $109.1 million as of June 30, 2024, which includes all losses since our inception in 1981 and includes losses associated with non-pharmaceutical activities up to 2014. We expect our expenses will remain steady in the near- and long-term as we:

●	seek partnership(s) to advance the INM-755 program for the treatment of dermatological conditions including chronic itch;

●	continue to advance research with proprietary drug candidates including the INM-901 program targeting treatment of neurodegenerative diseases such as Alzheimer’s and in the INM-089 program to treat dry AMD;

●	investigate our Product Candidates for additional uses beyond their initial target indications;

●	pursue the discovery of additional small molecule drug candidates for other diseases with high unmet medical needs and the subsequent development of any resulting new Product Candidates;

●	seek regulatory approvals for any Product Candidates that successfully complete clinical trials;

●	scale-up our manufacturing processes and capabilities, or arrange for a third party to do so on our behalf;

●	continue to support our commercial operations and revenue-generating Products at BayMedica;

●	execute on business development activities, including but not limited to strategic transactions, mergers, acquisitions and/or divestitures as well as in- or out-licensing of technologies or business units;

●	maintain, expand, enforce, defend and protect our intellectual property;

●	continue to further advance the research and development of various manufacturing technologies;

●	build internal infrastructure, including personnel, to meet our milestones; and

●	add operational, financial and management information systems and personnel, including personnel to support product development and potential future commercialization efforts and our operations as a public company.

As a result of these activities as well as our working capital requirements, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through product sales, the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, if at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our Products and Product Candidates or grant rights to external entities to develop and market our Product Candidates, even if we would otherwise prefer to develop and market such Products and Product Candidates ourselves.

Because of the numerous risks and uncertainties associated with drug development and commercial growth, we are unable to predict the timing or amount of increased expenses and working capital requirements or the timing of when or if we will be able to achieve or maintain profitability. If we fail to become profitable or are unable to sustain profitability on a continual basis, then we may be unable to continue our operations at current or planned levels and be forced to reduce or terminate our operations.

Additional information concerning the Company and our business is set forth in our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which was filed with the SEC on November 11, 2024, each of which are incorporated herein by reference and made available on our website at https://www.inmedpharma.com/investors/filings/. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Corporate Information

We were originally incorporated in the Province of British Columbia, under the Business Corporations Act (British Columbia), on May 19, 1981 and we have undergone a number of executive management, corporate name and business sector changes since this incorporation, ultimately changing our name to “InMed Pharmaceuticals Inc.” on October 6, 2014. Our principal executive offices are located at Suite #1445-885 W. Georgia St., Vancouver, BC V6C 3E8, Canada, and our telephone number is +1-604-669-7207. Our internet address is https://www.inmedpharma.com/. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	our exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

●	reduced disclosure obligations regarding executive compensation, including no Compensation Disclosure and Analysis;

●	our exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	our exemption from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) June 30, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained or incorporated by reference herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is $250 million or more, as measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is $700 million or more, as measured on the last business day of our second fiscal quarter.

Recent Developments

Standby Equity Purchase Agreement

On December 13, 2024, the Company entered into the SEPA with the Selling Shareholder, pursuant to which the Selling Shareholder has agreed to purchase from us up to $10,000,000 of our common shares (subject to certain limitations), or the commitment amount, from time to time during the term of the SEPA. The aggregate maximum amount of all purchases that the Selling Shareholder shall be permitted to make under the SEPA shall not exceed the commitment amount, and in no event shall the number of common shares sold to the Selling Shareholder cause the aggregate number of common shares beneficially owned by the Selling Shareholder and its affiliates at any one time to exceed 9.99% of our issued and outstanding common shares, or the offering limitation.

We will not effect any sales under the SEPA and the Selling Shareholder will not have any obligation to purchase any common shares under the SEPA to the extent that, after giving effect to such purchase and sale, the aggregate number of common shares issued under the SEPA would exceed the number of common shares representing 19.99% of the outstanding voting common shares as of December 13, 2024. Thus, we may not have access to the right to sell the full commitment amount to the Selling Shareholder.

Pursuant to the SEPA, the Company shall have the right, but not the obligation, to sell, in its sole discretion, common shares to the Selling Shareholder. Any such sale, each an Advance, of common shares will be equal to the lower of (i) $1,000,000 of common shares and (ii) such amount as is equal to 100% of the average daily volume traded of our common shares during the five trading days immediately prior to the date the Company requests each Advance. The amount of the Advance can be increased at mutual consent of the Company and the Selling Shareholder. To request an Advance, the Company is required to submit a written notice, each an Advance Notice, to the Selling Shareholder, specifying the dollar amount of the Advance. The Selling Shareholder shall be irrevocably bound to purchase common shares from the Company subject to each valid Advance Notice. In accordance with the SEPA, the Company will sell to the Selling Shareholder common shares at a purchase price equal to 97% of the “Market Price” (defined in the SEPA as the lowest daily volume weighted average price of our common shares during the period of three consecutive trading days commencing on the trading day immediately following the Selling Shareholder’s receipt of an Advance Notice).

Pursuant to the SEPA, the Company agreed to file a resale registration statement covering the resale of the common shares issuable under the SEPA with the SEC and to use reasonable efforts to cause such resale registration statement to be declared effective by the SEC.

The SEPA contains customary representations, warranties and covenants of the Company and the Selling Shareholder. The SEPA and all exhibits thereto, or collectively the Transaction Documents, are binding upon and inure to the benefit of the Company and the Selling Shareholder and their respective successors and permitted assigns. Pursuant to the terms and conditions of the SEPA, neither any of the Transaction Documents nor any rights of the Selling Shareholder or the Company under the SEPA may be assigned by either party to any other person or entity.

The Selling Shareholder is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The registration of our common shares hereunder does not mean that the Selling Shareholder will actually purchase or that the Company will actually issue and sell all or any of the common shares being registered pursuant to the registration statement on Form S-1 under the Securities Act to which this prospectus relates.

There are substantial risks to investors as a result of the issuance of our common shares under the SEPA. These risks include dilution of our shareholders, significant decline in the price of our common shares and our inability to draw sufficient funds when needed. Before you invest in our common shares, you should carefully read the section entitled “Risk Factors” on page 7 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, including the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

Reverse Stock Split

On November 14, 2024, the Company effected a reverse stock split of the Company’s issued and outstanding common shares, by a ratio of 20-to-1, or the Reverse Stock Split. Trading of our common shares on Nasdaq on a split-adjusted basis began as of November 14, 2024. As a result of the Reverse Stock Split, every twenty shares of common shares were combined into one common share, and the total number of common shares outstanding were reduced from approximately 14,361,550 common shares to approximately 718,032 common shares. No fractional common shares were issued if, as a result of the Reverse Stock Split, a registered shareholder would otherwise become entitled to a fractional share. Instead, shareholders who otherwise were entitled to receive fractional common shares because they held a number of common shares not evenly divisible by the ratio of the Reverse Stock Split were automatically entitled to receive an additional common share. Unless otherwise noted, the share-related information reflected herein reflects our common shares on a split-adjusted basis.

At-the-Market Offering Reactivation

On June 27, 2024, the Company entered into an amendment, or the ATM Amendment, to its At-the-Market Offering Agreement, dated April 7, 2022, or the Original ATM Agreement and together with the ATM Amendment, the Amended ATM Agreement, pursuant to which the Company may offer and sell our common shares, from time to time, in “at the market” offerings through the designated sales agent, or the Agent. The ATM Amendment amended the Original ATM Agreement to reflect, among other provisions, updates to certain sales settlement provisions and reimbursement terms, and to supplement the representations being made by the Company to the Agent. During the three months ended September 30, 2024, the Company issued 186,364 common shares for gross proceeds of approximately $1.0 million. This amount has been offset by financing fees of approximately $192,000.

NASDAQ Compliance

As previously reported by the Company, on March 19, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq, or the Nasdaq Staff, that the Company has been granted an additional 180-day compliance period, or until September 16, 2024, or the Extended Compliance Period, to regain compliance with Nasdaq’s minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Rule. The Company was unable to regain compliance during the Extended Compliance Period and on September 17, 2024, the Company received an additional notification from the Nasdaq Staff stating that due to the deficiency, the Company’s securities would be delisted from Nasdaq on September 26, 2024, unless the Company appealed Nasdaq’s determination to a Hearings Panel, or the Panel. The Company subsequently timely requested the Hearing before the Panel to appeal the determination by Nasdaq, and present its plan to regain and sustain compliance with the Minimum Bid Price Rule. On October 31, 2024, the Hearing was held before the Panel regarding the Company’s request for (i) continued listing on Nasdaq and (ii) additional time to regain compliance with the Minimum Bid Price Rule. On November 1, 2024, the Panel issued its determination, the Panel Determination Letter, to the Company, granting the Company’s request for the continued listing of the common shares on Nasdaq, but subject to the Company’s evidencing compliance with the Minimum Bid Price Rule for ten consecutive trading days as of December 2, 2024, or the Requisite Compliance Date, and of other conditions stipulated by the Panel Determination Letter. On November 14, 2024, the Company effected the Reverse Stock Split in order to regain compliance with the Minimum Bid Price Rule, and on December 2, 2024, the Company received a written notification, or the December 2024 Compliance Notification, from the Nasdaq Staff that (i) it had regained compliance with the Minimum Bid Price Rule prior to the Requisite Compliance Date, and (ii) the Panel had therefore determined to continue the listing of the common shares on the Nasdaq Stock Market and was closing this matter.

Publication of Study on Anti-Inflammation by Modulation of Endocannabinoid System

On November 19, 2024, the Company announced that a peer-reviewed scientific study entitled “Cannabinol modulates the endocannabinoid system and shows TRPV1-mediated anti-inflammatory properties in human keratinocytes” has been published in the international journal Biofactors. This Company-sponsored study demonstrates the biological activity of cannabinol and its potential anti-inflammatory effects in skin diseases.

The Offering

Securities Offered by the Selling Shareholder:	3,000,000 common shares that we may elect, in our discretion, to issue and sell to the Selling Shareholder under the SEPA from time to time.

Common Shares Outstanding Before this Offering:(1)	724,152 common shares.

Common Shares Outstanding After this Offering:(1)	3,724,152 common shares, assuming we sell 100% of the commitment amount under the SEPA.

Use of Proceeds:	We will not receive any proceeds from the sale of common shares by the Selling Shareholder. All of the net proceeds from the sale of our common shares will go to the Selling Shareholder as described below in the sections entitled “Selling Shareholder” and “Plan of Distribution”. However, we may receive up to $10,000,000 in aggregate gross proceeds from the sale of our common shares under the SEPA to the Selling Shareholder. We have agreed to bear the expenses relating to the registration of the shares of common shares for the Selling Shareholder. Any proceeds received by the Company from the sale of our common shares pursuant to the SEPA will be used for general working capital.

Nasdaq Capital Market Symbol:	“INM”.

Risk Factors:	Please read “Risk Factors” and other information included in, or incorporated by reference into, this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the securities offered pursuant to this prospectus.

(1)	The number of common shares outstanding before this offering is based on an aggregate of 724,152 shares outstanding as of December 20, 2024 and does not include:

●	31,705 common shares issuable upon the exercise of non-prefunded share purchase warrants outstanding as of December 20, 2024, with a weighted average exercise price of $30.18 per share;

●	477,875 common shares issuable upon the exercise of preferred investment options outstanding as of December 20, 2024, with a weighted average exercise price of $234.91 per share,

●	62,424 common shares issuable upon exercise of options outstanding as of December 20, 2024, with a weighted-average exercise price of $32.28 per share; and

●	40,265 common shares available for future issuance as of December 20, 2024, under the InMed Pharmaceuticals Inc. Amended 2017 Stock Option Plan.

RISK FACTORS

Investing in our common shares involves a high degree of risk and uncertainties. You should carefully consider the following risk described below, together with the information under the heading “Risk Factors” and elsewhere in our in our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which was filed with the SEC on November 11, 2024, each of which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings or elsewhere in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained or incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common shares. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Risk Related to this Offering and Our Common Shares

It is not possible to predict the actual number of common shares we will sell under the SEPA to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On December 13, 2024, we entered into the SEPA with the Selling Shareholder, pursuant to which the Selling Shareholder has committed to purchase up to the commitment amount, subject to certain limitations and conditions set forth in the SEPA. The common shares that may be issued under the SEPA may be sold by us to the Selling Shareholder at our discretion from time to time for a period of up to 36 months following the execution of the SEPA, unless the SEPA is earlier terminated.

We generally have the right to control the timing and amount of any sales of our common shares to the Selling Shareholder under the SEPA. Generally, sales of our common shares, if any, to the Selling Shareholder under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Shareholder all, some or none of our common shares that may be available for us to sell to the Selling Shareholder pursuant to the SEPA.

Because the purchase price per share to be paid by the Selling Shareholder for the common shares that we may elect to sell to the Selling Shareholder under the SEPA, if any, will fluctuate based on the market prices of our common shares prior to each advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of common shares that we will sell to the Selling Shareholder under the SEPA, the purchase price per share that the Selling Shareholder will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Selling Shareholder under the SEPA, if any.

Limitations in the SEPA, including the offering limitation, and our ability to meet the conditions necessary to deliver an advance notice thereunder could prevent us from being able to raise funds up to the full commitment amount.

Moreover, although the SEPA provides that we may sell up to an aggregate of $10,000,000 of our common shares to the Selling Shareholder, only 3,000,000 common shares are being registered for resale by the Selling Shareholder under the registration statement that includes this prospectus. Even if we elect to sell to the Selling Shareholder all of the common shares being registered for resale under this prospectus, depending on the market prices of our common shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the full commitment amount, which could materially adversely affect our liquidity.

If we desire to issue and sell to the Selling Shareholder under the SEPA more than the a number of common shares in excess of the common shares being registered for resale under this prospectus, and the ownership limitation and other limitations in the SEPA would permit us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of any such additional common shares and the SEC would have to declare such registration statement or statements effective before we could sell such additional common shares.

Any issuance and sale by us under the SEPA of a substantial amount of common shares in addition to the common shares being registered for resale by the Selling Shareholder under this prospectus could cause additional and substantial dilution to our shareholders. The number of our common shares ultimately offered for resale by the Selling Shareholder is dependent upon the common shares, if any, we ultimately sell to the Selling Shareholder under the SEPA.

The resale by the Selling Shareholder of a significant amount of common shares registered for sale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common shares to decline and to be highly volatile.

Sales by the Selling Shareholder of the securities covered by this prospectus could adversely affect the market price of our common shares.

The 3,000,000 common shares registered hereby represent approximately 414% of our total outstanding shares of common shares as of December 20, 2024. The resale of all or a substantial number of these shares in the public market by the Selling Shareholder, or the perception that such sales might occur, could depress the market price of our common shares, which could impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase our common shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of common shares sold to the Selling Shareholder. Similarly, the Selling Shareholder may sell such common shares at different times and at different prices. Investors may experience a decline in the value of the common shares they purchase from the Selling Shareholder in this offering as a result of sales made by us in future transactions to the Selling Shareholder at prices lower than the prices they paid. Sales to the Selling Shareholder by us could result in substantial dilution to the interests of other holders of our common shares. Additionally, the sale of a substantial number of common shares to the Selling Shareholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which could have a materially adverse effect on our business and operations.

Our management will have broad discretion over the use of the net proceeds from our sale of common shares to the Selling Shareholder, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion with respect to the use of proceeds from the sale of any common shares to the Selling Shareholder, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds from the sale of any common shares to the Selling Shareholder. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common shares. Our failure to apply these funds effectively could harm our business, delay the development of our pipeline product candidates, and cause the price of our common shares to decline.

The Selling Shareholder will pay less than the then-prevailing market price of our common shares, which could cause the price of our common shares to decline.

Our common shares to be issued under the SEPA will be purchased at a three percent (3%) discount to the “Market Price” (as defined in the SEPA). The Selling Shareholder has a financial incentive to sell our common shares immediately upon receiving such shares to realize the profit between the discounted price and the market price. If the Selling Shareholder sells our shares, the price of our common shares may decrease. If our share price decreases, the Selling Shareholder may have a further incentive to sell such shares. Accordingly, the discounted sales price may cause the price of our common shares to decline in the near- and long-term.

We may not have access to the full amount under SEPA.

We may not have access to the full commitment under the SEPA unless the market price of our common shares remains stable. Any significant decrease to our share price could limit our ability to sell the full commitment amount under the SEPA to the Selling Shareholder.

There may not be a sufficient price of our common shares to permit us to acquire adequate funds, which may adversely affect our liquidity.

The SEPA provides that the number of common shares sold pursuant to each Advance Notice plus the shares held by the Selling Shareholder at that time shall not exceed 9.99% of the issued and outstanding common shares of the Company. If the price of our common shares is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown request, which may not provide adequate funding for our planned operations and may materially decrease our liquidity.

We may draw on the SEPA to the extent that a change of control occurs.

The Company may continue to make drawdown requests while the Selling Shareholder holds our common shares or sells shares to a specific party, thereby causing such purchasing party to gain control of the Company. This could jeopardize the execution of the Company’s business plan and may disrupt operations. The Company does not anticipate making drawdown requests under this scenario.

You may experience immediate and substantial dilution in the net tangible book value per share of our common shares.

The offering price per share of our common shares in this offering may or may not exceed the net tangible book value per share of our common shares outstanding prior to this offering. For example, assuming that an aggregate of 3,000,000 common shares are sold pursuant to this prospectus at an assumed price of $5.15 per share, you would experience dilution of $(0.50) per share (calculated based on current share count and price), representing the difference between our adjusted net tangible book value per share after giving effect to this offering and the assumed offering price.

Advances under the SEPA may cause dilution to existing shareholders.

The Selling Shareholder has committed to purchase up to $10,000,000 worth of our common shares. From time to time during the term of the SEPA, and at our sole discretion, we may present the Selling Shareholder with an Advance Notice requiring the Selling Shareholder to purchase our common shares. The purchase price to be paid by the Selling Shareholder will be at a 3% discount of the Market Price (as defined in the SEPA) of our common shares. Our existing shareholders may experience immediate dilution upon the purchase of any of the common shares by the Selling Shareholder. The issue and sale of the common shares under the SEPA may also have an adverse effect on the market price of the common shares more generally. The Selling Shareholder may resell some, if not all, of the common shares that we issue to it under the SEPA and such sales could cause the market price of the common shares to decline significantly. The effect of any dilution may, in turn, cause the price of our common shares to decrease further, both because of the downward pressure on the share price that would be caused by a large number of sales of our common shares into the public market by the Selling Shareholder, and because our existing shareholders may disagree with a decision to sell common shares to the Selling Shareholder at a time when our share price is low, and may in response decide to sell additional common shares, further decreasing our share price.

Additional Risks Related to our Business

Any actual or threatened delisting of our securities by Nasdaq could have a material and adverse effect on our business, operations and financial condition, and could, among other things, limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

As previously reported by the Company, on March 19, 2024, the Company received written notification from the Listing Qualifications Department of Nasdaq that the Company had been granted a 180-day extension period (until the Extended Compliance Period Date) to regain compliance with Nasdaq’s minimum bid price requirement for the continued listing on Nasdaq, as set forth in the Minimum Bid Price Rule. Nasdaq’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on Nasdaq, with the exception of the bid price requirement, and the Company’s written notice of its intention to consider all available options to regain compliance by the Extended Compliance Period Date, including, if necessary, effecting a reverse stock split. The Company was unable to regain compliance by the Extended Compliance Period Date and on September 17, 2024, the Company received an additional notification from the Listing Qualifications Department stating that due to the deficiency, the Company’s securities would be delisted from Nasdaq on September 26, 2024, unless the Company appealed Nasdaq’s determination to the Panel. While the Company recently regained compliance with the Minimum Bid Price Rule as of December 2, 2024, there can be no assurances, however, that we will be successful in maintaining the listing of our common shares on Nasdaq. Delisting from Nasdaq could materially and adversely affect our ability to raise additional financing through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities and would negatively affect the value and liquidity of our securities, including our common shares. The actual or threatened delisting of our securities could also have other material and adverse consequences, including the potential loss of confidence by employees and other stakeholders, the loss of institutional investor interest and fewer business development opportunities, limited availability of market quotations for our securities, reduced liquidity with respect to our securities, a determination that our common shares is “penny stock,” which will require brokers trading in our common shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common shares, and limited amount of news and analyst coverage of the Company. Furthermore, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common shares are currently listed on Nasdaq, such securities will be deemed covered securities. Although the states will be preempted from regulating the sale of our securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Additionally, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities. Upon a delisting of our common shares, this offering would immediately terminate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” within the meaning of United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities law, which are included but are not limited to statements with respect to our anticipated results and progress of our operations, research and development in future periods, plans related to its business strategy, and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, “budget”, “possible”, “should”, “future”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2024, which was filed with the SEC on September 30, 2024, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which was filed with the SEC on November 11, 2024, and the following:

●	The Company’s ability to stem operating losses and the Company’s ability to obtain additional financing to fund its operations;

●	The Company’s failure to satisfy any applicable listing standards, including compliance with the Minimum Bid Price Rule, and the actual or threatened delisting of our securities by Nasdaq;

●	The efficacy of the Company’s Reverse Stock Split which was effected by the Company on November 14, 2024, including its direct and indirect impact on the liquidity of our common shares;

●	The revenues of BayMedica, LLC, or BayMedica, and the commercial viability of the products in its portfolio;

●	The Company’s ability to effectively research, develop, manufacture and commercialize pharmaceutical drug candidates that will treat diseases with high unmet medical needs;

●	The continued optimization of key, proprietary manufacturing approaches and technologies;

●	Our ability to commercialize and, where required, register products in the pharmaceutical R&D programs, or Product Candidates, and those targeted to the health and wellness sector, or Products, in the United States and other jurisdictions;

●	Our success in initiating discussions with potential partners for licensing various aspects of our Product Candidates;

●	Our ability to successfully access existing manufacturing capacity via leases with third-parties or to transfer our manufacturing processes to contract manufacturing organizations;

●	Our belief that our manufacturing approaches that we are developing are robust and effective and will result in commercially viable yields of cannabinoids and will be a significant improvement upon existing manufacturing platforms;

●	The success of the key next steps in our manufacturing approaches, including continuing efforts to diversify the number of cannabinoids produced, scaling-up the processes to larger vessels and identifying external vendors to assist in the commercial scale-up of the process;

●	Our ability to successfully make determinations as to which research and development programs to continue based on several strategic factors;

●	Our ability to successfully scale up our IntegraSyn approach to cannabinoid manufacturing. InMed has created genetically engineered microbes that produce proprietary enzymes, which are then used to optimize subsequent biotransformation reactions or other cost-effective manufacturing approaches so that it will be commercial-scale ready after Phase 2 clinical trials are completed, after which time we may no longer need to source active pharmaceutical ingredients, or APIs, from third-party API manufacturers;

●	Our ability to continue to outsource the majority of our research and development activities through scientific collaboration agreements and arrangements with various scientific collaborators, academic institutions and their personnel;

●	The success of work to be conducted under the research and development collaboration between us and various contract development and manufacturing organizations;

●	Our ability to develop our therapies through early human testing;

●	Our ability to evaluate the financial returns on various commercialization approaches for our Product Candidates, such as a ‘go-it-alone’ commercialization effort, out-licensing to third parties, or co-promotion agreements with strategic collaborators;

●	Our ability to find a partnership early in the development process for our various programs;

●	Our ability to explore our manufacturing technologies as processes which may confer certain benefits, either cost, yield, speed, or all of the above, when pursuing specific types of cannabinoids, and filing a provisional patent application for same;

●	Plans regarding our next steps, options, and targeted benefits of our manufacturing technologies;

●	Our IntegraSyn- or BayMedica-derived products being bio-identical to the naturally occurring cannabinoids, and offering superior ease, control and quality of manufacturing when compared to alternative methods;

●	U.S. Food and Drug Administration regulatory acceptance of synthesizing Product Candidates for potential use in the pharmaceutical industry;

●	Our ability to successfully file, prosecute and defend patent applications;

●	The potential for any of our patent applications to provide intellectual property protection for us;

●	The termination or renegotiation of our supplier, technology and other material contracts, including the invoking of force majeure or termination clauses, and actual or threatened claims of our failure to comply with any obligations set forth under such contracts;

●	The adequacy of, or gaps in, insurance coverage upon the occurrence of a catastrophic or other material adverse event, as well as our ability to (i) expand our insurance coverage to include the commercial sale of Products and Product Candidates and (ii) secure insurance coverage for shipping and storage of Product Candidates, and clinical trial insurance;

●	Developing patentable NCEs which, if issued, will confer market exclusivity to us for the potential development into pharmaceutical Product Candidates, license, partner or sell to interested external parties;

●	Our ability to initiate discussions and conclude strategic partnerships to assist with development of certain programs;

●	Our ability to position ourselves to achieve value-driving, near term milestones for our Product Candidates with limited investment;

●	Our ability to effectively execute our business strategy;

●	The sufficiency of our internal controls, including any exposure arising from the failure to (i) establish and maintain effective internal control over financial reporting in accordance with applicable regulatory requirements, and (ii) fully remediate any material weaknesses identified with respect to such internal controls;

●	Epidemics, pandemics, global health crises, or other public health events and concerns, including any future resurgence of COVID-19, and the effectiveness of associated vaccinations and treatments;

●	Consolidation of our competitors and suppliers;

●	Effects of new products and new technology on the market, including through the use of artificial intelligence;

●	The impact of geopolitical, global, regional or local economic and financial market risks and challenges, applicability of foreign laws, including foreign labor and employment laws, foreign tax and customs regimes, and foreign currency exchange rate risk; and

●	Political disturbances, geopolitical instability and tensions, or terrorist attacks, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with (i) the Russo-Ukrainian war and (ii) any impact, effect, damage, destruction and/or bodily harm directly or indirectly relating to the ongoing hostilities in the Middle East.

This list is not exhaustive of the factors, events, conditions and circumstances that may affect the “forward-looking statements” and “forward-looking information” contained in this prospectus. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus or the dates of the documents incorporated herein by reference, as applicable, and are subject to risks and uncertainties. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus and under similar headings in the documents incorporated herein by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are based only on the information available to us at that time. Except as required by law, we expressly disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in or incorporated by reference into this prospectus by these cautionary statements. Except as required by law, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

Any proceeds received by the Company from the sale of common shares pursuant to the SEPA will be used for general working capital purposes. The amount of proceeds from this offering will depend upon the number of our common shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any of our common shares under this prospectus. We currently intend to use the net proceeds from the sale of the shares offered by us pursuant to this prospectus for general corporate purposes, including working capital, operating expenses (including drug development), investments in our subsidiaries and capital expenditures. We may also use the net proceeds to acquire or invest in complementary businesses, products or technologies.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures may vary significantly depending upon numerous factors, including the amount of cash generated by our operations and other operational factors, the progress of our development efforts, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares to date. We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors, or our Board, and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board may deem relevant.

PRINCIPAL SHAREHOLDERS

The table below sets forth information known to us regarding the beneficial ownership of our common shares as of December 20, 2024 for:

●	each person or group of affiliated persons known by us to be the beneficial owner(s) of more than 5% of our outstanding common shares;

●	each of the Company’s directors and named executive officers, or NEOs; and

●	all of the directors and executive officers as a group.

The number of common shares beneficially owned by a person includes shares subject to options, warrants or other convertible securities held by that person that are currently exercisable or that become exercisable within 60 days of December 20, 2024. Percentage calculations assume, for each person and group, that all common shares that may be acquired by such person or group pursuant to options, warrants, or other convertible securities that are held currently exercisable or that become exercisable within 60 days of December 20, 2024 are outstanding for the purpose of computing the percentage of common shares owned by such person or group. However, such unissued common shares described above are not deemed to be outstanding for calculating the percentage of Common Shares owned by any other person. The percentage of common shares beneficially owned is computed on the basis of 724,152 common shares outstanding as of December 20, 2024, except with respect to the percent held by the named executive officers and directors, which is deemed to be 733,183 common shares outstanding, on a partially diluted basis.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws where applicable. The Company does not know of any arrangement, the operation of which may at a subsequent date result in a change of control.

On November 14, 2024, the Company effected a Reverse Stock Split of our common shares at a ratio of 20-to-1. Trading of the common shares on Nasdaq on a split-adjusted basis began as of November 14, 2024. As a result of the Reverse Stock Split, each 20 shares of our common shares were combined into one common share, and the total number of common shares outstanding were reduced from approximately 14,361,550 shares to approximately 718,032 common shares. Unless otherwise noted, the below information reflects the Reverse Stock Split.

Unless otherwise noted, the business address of each of the individuals and entities listed in the table below is Suite 1445-885 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3E8.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned (%)
Five Percent Shareholders:(10)
AdvisorShares Pure Cannabis ETF(1)	36,664	5.06%

Named Executive Officers and Directors:
Eric A. Adams(2)	5,905	0.82%
Andrew Hull(3)	2,338	0.32%
Janet Grove(4)	425	*
Bryan Baldasare(5)	425	*
Nicole Lemerond(6)	425	*
Eric Hsu(7)	1,171	0.16%
Michael Woudenberg(8)	1,686	0.23%
Netta Jagpal(9)	770	0.11%
All executive officers and directors as a group (8 persons)	13,145	1.82%

*	Less than 0.01%

Notes:

1.	AdvisorShares Pure Cannabis ETF beneficial ownership consists of 36,664 common shares owned directly.

2.	Eric A. Adams’ beneficial ownership consists of 2,198 common shares owned directly and 3,707 common shares issuable pursuant to presently exercisable options. Not reflected in the table are 29 common shares beneficially owned by Mr. Adams’ spouse. Mr. Adams disclaims beneficial ownership of the 29 common shares held by his spouse.

3.	Andrew Hull’s beneficial ownership consists of 1,913 common shares owned directly and 425 common shares issuable pursuant to presently exercisable options.

4.	Janet Grove’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

5.	Bryan Baldasare’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

6.	Nicole Lemerond’s beneficial ownership consists of 425 common shares issuable pursuant to presently exercisable options.

7.	Eric Hsu’s beneficial ownership consists of two common shares owned directly and 1,169 common shares issuable pursuant to presently exercisable options.

8.	Michael Woudenberg’s beneficial ownership consists of one common share owned directly and 1,685 common shares issuable pursuant to presently exercisable options.

9.	Netta Jagpal’s beneficial ownership consists of 770 common shares issuable pursuant to presently exercisable options.

10.	As of September 30, 2024, Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Armistice Fund, beneficially owned (along with Steven Boyd, the Managing Member of Armistice Capital (defined below)) 4.99% of our issued and outstanding common shares. Such information is based solely on the Schedule 13G/A filed by the Armistice Fund with the SEC on November 14, 2024. The address of the Armistice Fund is 510 Madison Avenue, 7th Floor, New York, New York 10022. The Armistice Fund has the right to acquire 278,761 common shares issuable upon presently exercisable Preferred Investment Options (as discussed below in this footnote 10). The Preferred Investment Options are directly held by Armistice Fund and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of Armistice Fund, and (ii) Steven Boyd, as the Managing Member of Armistice Capital. As of December 20, 2024, Sabby Volatility Warrant Master Fund, Ltd., or the Sabby Fund, beneficially owns 15,361 common shares and maintains the right to acquire an additional 199,114 common shares issuable upon presently exercisable Preferred Investment Options (as discussed below in this footnote 10). Sabby Management, LLC, or Sabby Management, is the investment manager of Sabby Fund and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, Hal Mintz also shares voting and investment power on behalf of Sabby Fund.

Each of Sabby Fund and Armistice Fund currently hold Preferred Investment Options in the Company entitling them to acquire common shares that may exceed the 5% threshold; however, the terms of the Preferred Investment Options preclude a holder thereof from exercising such holder’s preferred investment option, if after giving effect to the issuance of common shares upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any preferred investment options, 9.99% with effect not sooner than 61 days after notifying the Company) of the number of common shares outstanding immediately after giving effect to the issuance of common shares issuable upon such exercise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for compensation arrangements for our directors and executive officers, which are described elsewhere in our information circular, which was filed with the SEC on October 28, 2024, or as otherwise disclosed below, there have been no related party transactions in our two most recently completed financial/fiscal years, and there are no currently proposed related party transactions, that required disclosure under any applicable Canadian or U.S. securities laws.

On February 11, 2022, the Company’s Board of Directors appointed Janet Grove as a director of the Company. Ms. Grove is a Partner of Norton Rose Fulbright Canada LLP, or NRFC. During the three months ended September 30, 2024 and 2023, NRFC and Norton Rose Fulbright US LLP, or NRFUS (and together with NRFC, NRF), rendered legal services in the amount of $124,147 and $19,814, respectively, to the Company. During the years ended June 30, 2024 and 2023, NRF rendered legal services in the amount of $226,793 and $634,208, respectively, to the Company. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by NRF. No legal services rendered by NRF were provided by Ms. Grove directly.

Indemnification Agreements

The Company’s Articles contain provisions limiting the liability of directors and provide that the Company will indemnify each of its directors and officers to the fullest extent permitted under law. In addition, we have entered into an indemnification agreement with each of our directors, which requires us to indemnify them.

Policies and Procedures for Transactions with Related Persons

The Company has adopted a written policy that its executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common shares and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or the audit committee of our Board, or the Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of the Company’s common shares, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to the Board or the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Board or the Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Indebtedness of Directors and Officers

No current or former director, officer or employee of the Company, or any associate of any such individual, is, or was at any time during the most recently completed financial/fiscal year, indebted to the Company, nor is any indebtedness of any such person to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of an unlimited number of our common shares and an unlimited number of preferred shares without par value. As of the date of this prospectus, we had 724,152 common shares issued and outstanding and no preferred shares issued and outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Articles, which have been filed with the SEC and incorporated as an exhibit to the registration statement with respect to which this prospectus forms a part.

Common Shares

Each common share entitles the holder thereof to one vote at all meetings of shareholders.

There are no limitations on the rights of non-Canadian owners to hold or vote common shares.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or other distribution of our assets among shareholders for the purpose of winding up our affairs, subject to the rights, privileges and restrictions attaching to any preferred shares that may then be outstanding, the shareholders shall be entitled to receive our remaining property.

The shareholders are entitled to receive dividends, as and when declared by our Board, subject to the rights, privileges and restrictions attaching to our securities, which may be paid in money, property or by the issue of fully paid shares in our capital. However, we do not anticipate paying any cash dividends for the foreseeable future, and instead intend to retain future earnings, if any, for use in the operation and expansion of our business.

 Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities and corporate laws in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the BCBCA, unless otherwise stated in the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Odyssey Trust Company, Suite 702, 67 Yonge Street, Toronto, Ontario, M5E 1J8.

Listing

Our common shares are currently quoted under the symbol “INM” on the Nasdaq Capital Market.

Holders

As of December 20, 2024, there were 12,902 holders of record of our issued and outstanding common shares.

SELLING SHAREHOLDER

The common shares being offered by the Selling Shareholder are those previously issued, or those to be issued from time to time, to the Selling Shareholder pursuant to the SEPA. For additional information regarding the issuances of those common shares, see “Prospectus Summary—Recent Developments—Standby Equity Purchase Agreement” above. We are registering the common shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except for participation in this offering, the Selling Shareholder has not had any material relationship with us within the past three years.

 The table below lists the Selling Shareholder and other information regarding the beneficial ownership of our common shares by the Selling Shareholder. The second column lists the number of common shares beneficially owned by such Selling Shareholder, based on its ownership of the common shares, as of the date of this prospectus.

The third column lists the common shares being offered by this prospectus by the Selling Shareholder.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the number of common shares issued to the Selling Shareholder from time to time pursuant to the SEPA.

The table is based on information supplied to us by the Selling Shareholder, with beneficial ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to common shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common shares beneficially owned by the Selling Shareholder, common shares subject to warrants or preferred investment options held by that Selling Shareholder that are currently exercisable for common shares or exercisable for common shares within 60 days after the date of this prospectus, are deemed outstanding.

The Selling Shareholder may sell all, some or none of its common shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After Offering(2)	Percentage Beneficially Owned After Offering(2)(3)
YA II PN, LTD(4)	—	3,000,000	—	—

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the common shares that the Selling Shareholder may be required to purchase under the SEPA, because the issuance of such common shares is solely at our discretion and is subject to conditions contained in the SEPA, the satisfaction of which are entirely outside of the Selling Shareholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Pursuant to the SEPA, we have the right to sell our common shares to the Selling Shareholder up to the commitment amount, and the Selling Shareholder is obligated to purchase such common shares at our discretion, subject to certain agreed upon maximum amount limitations set forth in the SEPA. The SEPA further prohibits us from issuing and selling any of our common shares to the Selling Shareholder to the extent such shares, when aggregated with all other common shares then beneficially owned by the Selling Shareholder, would cause the Selling Shareholder’s beneficial ownership of our common shares to exceed a beneficial ownership cap of 9.99%. The SEPA also prohibits us from issuing or selling our common shares under the SEPA in excess of an exchange cap of 19.99%, or the Exchange Cap, unless we obtain shareholder approval to do so, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the beneficial ownership limitation nor the exchange cap discussed above (to the extent applicable under Nasdaq rules) may be amended or waived under the SEPA.
(2)	Assumes the sale of all common shares being offered pursuant to this prospectus. In the event the number of shares sold under the SEPA is less than as indicated, the number of common shares offered will be accordingly reduced.
(3)	Applicable percentage ownership is based on 724,152 common shares outstanding as of December 20, 2024.
(4)	The Selling Shareholder is a fund managed by Yorkville Advisors Global II, LP, or the Yorkville Manager. Yorkville Advisors Global II, LLC is the General Partner of the Yorkville Manager. Investment decisions for the Selling Shareholder are made by Mr. Mark Angelo, and Mr. Angelo may therefore be deemed to hold voting and dispositive power with respect to such shares. The business address of the Investor is 1012 Springfield Avenue, Mountainside, NJ 07092.

PLAN OF DISTRIBUTION

We are registering the share of common shares to be issued to permit the resales of these shares of common shares, after they are issued, by the Selling Shareholder. The Selling Shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. Any proceeds received by the Company from the sale of common shares pursuant to the SEPA will be used for general working capital. The Selling Shareholder may use any one or more of the following methods when selling our common shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell securities under Rule 144 under the Securities Act, or Rule 144, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The Selling Shareholder has informed us that it intends to use one or more broker-dealers registered under the Exchange Act to effectuate all sales, if any, of common shares that it may acquire from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then-current market price. Such registered broker-dealer may (for instance, if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributor’s or seller’s commissions) be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Shareholder has informed us that each such broker-dealer may receive commissions from the Selling Shareholder for executing such sales on behalf of the Selling Shareholder and, if so, such commissions will not exceed customary brokerage commission amounts.

Brokers, dealers, underwriters or agents participating in the distribution of the common shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for which the broker-dealers may act as agent, of the common shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent acting on behalf of or at the direction of the Selling Shareholder will receive from any purchasers of common shares sold by the Selling Shareholder.

We have not been made aware of any existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of common shares offered by this prospectus by the Selling Shareholder, including with respect to any compensation paid or payable by the Selling Shareholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Shareholder, and any other related information required to be disclosed under the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Selling Shareholder has represented to us that at no time prior to the date of the SEPA has the Selling Shareholder or any entity managed or controlled by the Selling Shareholder, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to the common shares. The Selling Shareholder has agreed that during the term of the SEPA, none of the Selling Shareholder, its officers, its sole member, or any entity managed or controlled by the Selling Shareholder, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholder or any other person. We will make copies of this prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Norton Rose Fulbright US LLP, which has acted as our special United States counsel in connection with this offering, will pass on certain legal matters with respect to United States federal law in connection with this offering. Norton Rose Fulbright Canada LLP, which has acted as our Canadian counsel in connection with this offering, will pass on certain legal matters with respect to Canadian law in connection with this offering.

EXPERTS

The consolidated financial statements of InMed Pharmaceuticals Inc. as of June 30, 2024 and 2023, and for each of the years in the two-year period ended June 30, 2024, have been incorporated by reference herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing. The audit report covering the June 30, 2024 and June 30, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses and negative cash flows and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the periodic reporting requirements of the Exchange Act and in accordance therewith file periodic reports, including, but not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, proxy statements and other information filed or furnished from time to time with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.inmedpharma.com, by which you may access these materials (including the documents incorporated into this prospectus by reference) free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for information superseded by information contained in this prospectus or in any subsequently filed incorporated document. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished and not filed with the SEC) on or after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 28, 2024;

●	our Current Reports on Form 8-K, filed with the SEC on December 19, 2024, December 18, 2024, November 20, 2024, November 15, 2024, November 12, 2024, November 5, 2024, October 28, 2024, October 24, 2024, October 23, 2024 and September 30, 2024 (except, in each case, any information, including exhibits, furnished and not filed with the SEC); and

●	the description of our common shares in our Registration Statement on Form 8-A filed with the SEC on November 5, 2020, including any subsequent amendment thereto filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

InMed Pharmaceuticals Inc.

Suite 1445 – 885 West Georgia St.
Vancouver, British Columbia, Canada V6C 3E8

(604) 669-7207

Attention: Netta Jagpal, CFO

3,000,000 Common Shares

PROSPECTUS

January 2, 2025